As filed with the Securities and Exchange Commission on May 20, 2003
                                                     Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           the Securities Act of 1933

                                  ASHLAND INC.
             (Exact name of Registrant as specified in its charter)

           Kentucky                                     61-0122250
(State or other jurisdiction of
incorporation or organization)              (I.R.S. Employer Identification No.)

                           50 E. RiverCenter Boulevard
                                  P.O. Box 391
                            Covington, KY 41012-0391
                                 (859) 815-3333
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             David L. Hausrath, Esq.
                       Vice President and General Counsel
                           50 E. RiverCenter Boulevard
                                  P.O. Box 391
                            Covington, KY 41012-0391
                                 (859) 815-3333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: _

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
-
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. _
(continued on next page)

(continued from previous page)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
     Title of Each Class of Securities         Amount to be        Proposed          Proposed         Amount of
              to be Registered                  Registered          Maximum          Maximum        Registration
                                                                Offering Price      Aggregate            Fee
                                                                  Per Unit(1)        Offering
                                                                                     Price(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock (par value $1.00 per share)        296,385(2)          $28.13          $8,337,310         $676.00
and Rights attached thereto
====================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933. Accordingly, the price per share of the common stock offered pursuant to the plan is based on the 296,385 shares of common stock reserved for issuance under the plan and at an exercise price per share of $28.13, which is the closing price of the New York Stock Exchange Composite Tape on September 19, 2002 per share of common stock.

(2) Number of shares issuable upon exercise of nonqualified stock options granted to selected officers and employees of Marathon Ashland Petroleum LLC under the Ashland Inc. Stock Option Plan for Employees of Joint Ventures.

ASHLAND HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL ASHLAND SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(LEGEND INFORMATION)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED May 20, 2003

PROSPECTUS


                                  Ashland Inc.
                           50 E. RiverCenter Boulevard
                            Covington, Kentucky 41011
                                 (859) 815-3333

                                 296,385 Shares

                                  Common Stock





     This prospectus relates to the 296,385 shares of Ashland Inc. common stock, $1.00 par value per share, that we will issue upon exercise of the outstanding nonqualified stock options that we granted to selected employees and officers of Marathon Ashland Petroleum LLC, or "MAP". MAP is a joint venture between Ashland and Marathon Oil Company, a subsidiary of Marathon Oil Corporation.

     Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ASH". On May 19, 2003, the last reported sale price of our common stock as reported by the New York Stock Exchange was $32.20 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



     You should read this prospectus and any supplement carefully before you invest.


                                       Exercise Price   Proceeds to Ashland
                                       --------------   -------------------
      Per share of common stock           $28.13              $28.13
      Total                            $8,337,310          $8,337,310






     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                   This prospectus is dated May 20, 2003.

                                TABLE OF CONTENTS

                                                                          Page

--------------------------------------------------------------------------------
Risk Factors                                                                 3
--------------------------------------------------------------------------------
Ashland Inc.                                                                 5
--------------------------------------------------------------------------------
Use of Proceeds                                                              5
--------------------------------------------------------------------------------
Description of Common Stock                                                  5
--------------------------------------------------------------------------------
Where You Can Find More Information About Ashland                            7
--------------------------------------------------------------------------------
The Plan                                                                     8
--------------------------------------------------------------------------------
Federal Income Tax Consequences                                             11
--------------------------------------------------------------------------------
Plan of Distribution                                                        12
--------------------------------------------------------------------------------
Legal Matters                                                               12
--------------------------------------------------------------------------------

                                  RISK FACTORS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

This prospectus contains forward-looking statements. These statements relate to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in these risk factors, any of which may cause our actual results to differ materially from any forward-looking statements.

WE ARE SUBJECT TO LIABILITIES FROM CLAIMS ALLEGING PERSONAL INJURY CAUSED BY EXPOSURE TO ASBESTOS.

Virtually all of our asbestos-related liabilities result from indemnification obligations undertaken by us in 1990 in connection with the sale of Riley Stoker Corporation (Riley), a former subsidiary. Although Riley was neither a producer nor a manufacturer of asbestos, its industrial boilers contained some asbestos-containing components provided by other companies. During the December 2002 quarter, we increased our reserve for asbestos claims by $390 million to cover the litigation defense and claim settlement costs expected to be paid during the next ten years. The reserve was further increased by $14 million during the quarter ended March 31, 2003, to maintain the reserve at a level adequate to cover estimated future payments over a rolling 10-year period. Prior to December 31, 2002, the asbestos reserve was based on the estimated costs that would be incurred to settle open claims. Reflecting the additional provisions, our reserve for asbestos claims on an undiscounted basis amounted to $580 million at March 31, 2003. Because insurance is expected to provide reimbursements for most of these costs and coverage-in-place agreements exist with the insurance companies that provide substantially all of the coverage currently being accessed, the current year increases in the asbestos reserve are expected to be offset in part by probable insurance recoveries valued at $242 million. At March 31, 2003, our receivable for recoveries of such costs from our insurers amounted to $419 million, of which $28 million relates to costs previously paid by us. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict. In addition to the significant uncertainties surrounding the number of claims that might be received, other variables include the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the impact of bankruptcies of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. Reference should be made to Note F of the Condensed Consolidated Financial Statements in Ashland's Form 10-Q for the quarter ended March 31, 2003 for a discussion of our asbestos-related litigation.

ENVIRONMENTAL AND HEALTH AND SAFETY LIABILITIES AND REQUIREMENTS COULD MATERIALLY INCREASE THE OPERATING COSTS OF OUR BUSINESSES, PARTICULARLY MARATHON ASHLAND PETROLEUM LLC ("MAP"), OUR JOINT VENTURE WITH MARATHON OIL COMPANY, AND OUR CHEMICAL BUSINESSES.

We are subject to various U.S. and foreign laws and regulations relating to environmental protection and worker health and safety. These laws and regulations regulate discharges of pollutants into the air and water, the management and disposal of hazardous substances, and the cleanup of contaminated properties. The costs of complying with these laws and regulations can be substantial and may increase as applicable requirements become more stringent and new rules are implemented. If we violate the requirements of these laws and regulations, we may be forced to pay substantial fines, to complete additional costly projects, or to modify or curtail our operations to limit contaminant emissions. In addition, we are investigating and remediating a number of our current and former properties. At March 31, 2003, such locations included 98 waste treatment or disposal sites where we have been identified as a potentially responsible party under Superfund or similar state laws, approximately 130 current and former operating facilities (including certain facilities conveyed to MAP) and about 1,220 service station properties. Our reserves for environmental remediation amounted to $174 million at March 31, 2003, and reflect our estimates of the most likely costs that will be incurred over an extended period to remediate identified conditions for which the costs are reasonably estimable, without regard to any third-party recoveries. Engineering studies, probability techniques, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated reserves for environmental remediation. Environmental remediation reserves are subject to numerous inherent uncertainties that affect our ability to estimate our share of the costs. Such uncertainties involve the nature and extent of contamination at each site, the extent of required cleanup efforts under existing environmental regulations, widely varying costs of alternate cleanup methods, changes in environmental regulations, the potential effect of continuing improvements in remediation technology, and the number and financial strength of other potentially responsible parties at multiparty sites. We regularly adjust our reserves as remediation continues. None of the remediation locations is individually material to us, as our largest reserve for any site is less than $10 million. As a result, our exposure to adverse developments with respect to any individual site is not expected to be material, and these sites are in various stages of ongoing remediation. Although environmental remediation could have a material effect on results of our operations if a series of adverse developments occurs in a particular quarter or fiscal year, we believe that the chance of such a developments occurring in the same quarter or fiscal year is remote.

DOMESTIC AND INTERNATIONAL POLITICAL, LEGISLATIVE, REGULATORY AND LEGAL CHANGES THAT RESULT IN RISING CRUDE OIL AND OTHER FEEDSTOCK PRICES COULD ADVERSELY EFFECT THE PROFITABILITY OF MAP.

Domestic and international political, legislative, regulatory and legal changes may adversely affect our results of operations. Political actions may include changes in the policies of the Organization of Petroleum
Exporting Countries or other developments involving or affecting oil-producing countries, including terrorists activities, military conflict, embargoes, internal instability or actions or reactions of the U.S. government in anticipation of, or in response to, such actions. Profitability of MAP depends largely on the margin between the cost of crude oil and other feedstocks refined and the selling prices of refined products. MAP is a purchaser of crude oil in order to satisfy its refinery throughput requirements. As a result, MAP's overall profitability could be adversely affected by increases in crude oil and other feedstock prices that are not recovered in the marketplace through higher prices for refined products. Reference should be made to the Refining and Marketing section of the Management Discussion and Analysis section in our Securities and Exchange Commission ("SEC" or "Commission") filings for a discussion of the impact of crude oil costs on MAP's operating performance.

SEVERAL OF OUR BUSINESSES ARE CYCLICAL IN NATURE, AND ECONOMIC DOWNTURNS OR DECLINES IN DEMANDS FOR CERTAIN DURABLE GOODS MAY REDUCE OUR PROFIT MARGINS AND LIMIT OUR ABILITY TO GENERATE REVENUES.

The profitability of our businesses are particularly susceptible to downturns in the economy, particularly downturns in the segments of the U.S. economy related to the purchase and sale of durable goods, including housing, construction, automotive, marine and semiconductor. Both overall demand for our products and our profit margins may decline as a direct result of an economic recession, inflation, changes in the prices of hydrocarbons and other raw materials (e.g., crude oil and petroleum and chemical products), consumer confidence, interest rates or governmental fiscal policies. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix or pricing competition.

ADVERSE CHANGES IN PREVAILING CLIMATE OR WEATHER THAT RESULT IN DELAYS IN JOB COMPLETION IN APAC AND LOWER SALES VOLUMES IN MAP MAY NEGATIVELY IMPACT THE OPERATING RESULTS OF THOSE BUSINESSES.

Changes in climate and weather can significantly affect the performance of several of our operations. Extreme variations from normal climatic conditions could have a significant effect on the operating results of APAC's construction operations. In particular, unfavorable weather conditions could delay the completion of construction projects, and may require the use of additional resources. In addition, certain of the products sold by MAP and Valvoline are seasonal in nature, and thus demand for those products may decline due to significant changes in prevailing climate and weather conditions. For example, the sales volume of asphalt, which increases in warm weather months, and the sales volumes of propane and home heating oil, which increase in cold weather months, could be negatively affected by extreme variations in climatic patterns. MAP's production or distribution operations are also subject to disruption by extreme weather conditions such as floods, frozen rivers or hurricanes. In addition, adverse weather conditions which impair driving conditions, such as winter storms, can result in reduced retail sales of gasoline.

PROVISIONS OF OUR CHARTER AND BYLAWS AND KENTUCKY LAW COULD DETER TAKEOVER ATTEMPTS THAT SOME SHAREHOLDERS MAY CONSIDER DESIRABLE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

Provisions of our certificate of incorporation, our bylaws and Kentucky law make acquiring control of us without the support of our board of directors difficult for a third party, even if the change of control would be beneficial to you. The existence of these provisions may deprive you of any opportunity to sell your shares at a premium over the prevailing market price for our common stock. The potential inability of our shareholders to obtain a control premium could adversely affect the market price for our common stock. Please see "Description of Common Stock" for a description of these and other provisions.

                                  ASHLAND INC.

     Our businesses are grouped into five industry segments: APAC, Ashland Distribution, Ashland Specialty Chemical, Valvoline, and Refining and Marketing.

     APAC performs asphalt and concrete contract construction work, including highway paving and repair, excavation and grading, and bridge construction, and produces asphaltic and ready-mix concrete, crushed stone and other aggregate in the southern and midwestern United States.

     Ashland Distribution distributes industrial chemicals and solvents, plastics, composite materials and fine ingredients in North America and plastics in Europe. Ashland Distribution also provides environmental and energy management services. Ashland Specialty Chemical manufactures composites, adhesives, and casting binder chemicals for use in the transportation and construction industries. Ashland Specialty Chemical also manufactures water treatment chemicals for use in the general industrial and merchant marine markets. In addition, Ashland Specialty Chemical manufactures high purity chemicals and provides services to the microelectronics industry.

     Valvoline is a producer and marketer of premium packaged motor oil and automotive chemicals, including appearance products, antifreeze, filters, rust preventives and coolants. In addition, Valvoline is engaged in the "fast oil change" business through outlets operating under the Valvoline Instant Oil Change(R) name.

     MAP operates seven refineries with a total crude oil refining capacity of 935,000 barrels per day. Refined products are distributed through a network of terminals and independent and company-owned retail outlets in the Midwest, the upper Great Plains and the southeastern United States. Marathon Oil Company holds a 62% interest in MAP and we hold a 38% interest in MAP. Ashland accounts for its investment in MAP using the equity method.

     We are a Kentucky corporation, organized on October 22, 1936, with our principal executive offices located at 50 E. RiverCenter Boulevard, Covington, Kentucky 41011 (Mailing Address: 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391) (Telephone: (859) 815-3333).

                              USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of our common stock to which this prospectus relates in connection with the exercise of the options described in this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, stock redemption or the financing of possible acquisitions.

                        DESCRIPTION OF COMMON STOCK

COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 300,000,000 shares of common stock. As of April 30, 2003, we had 68,242,617 shares of common stock issued and outstanding and had reserved 11,406,766 additional shares of common stock for issuance under our various stock and compensation incentive plans.

     The following summary of the material provisions of the applicable sections of Ashland's restated articles of incorporation and bylaws is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

o        the  restated  articles,  which are  incorporated  by reference to
         Exhibit 3 to our Form 10-Q for the quarter ended June 30, 2002, and

o        the by-laws,  as amended,  which are  incorporated by reference to
         Exhibit 3.2 to our Form 10-K for the fiscal year ended September 30, 2002.

     DIVIDENDS. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of preferred stock.

     VOTING RIGHTS. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

     MISCELLANEOUS. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. National City Bank, Cleveland, Ohio, is the transfer agent and registrar for the common stock.

PREFERRED STOCK PURCHASE RIGHTS

     The board of directors has authorized the distribution of one right for each outstanding share of our common stock. Each right entitles its holder to buy one-one thousandth (1/1000th) of a share of Series A Participating Cumulative Preferred Stock at a price of $140.

     The rights will become exercisable upon the earlier of (a) any time we learn that a person or group has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of our outstanding common stock (an "acquiring person"), unless provisions intended to prevent accidental triggering apply, and (b) any date designated by our board of directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for our outstanding common stock. Each right other than those held by the acquiror will entitle its holder to purchase, at the right's exercise price, shares of our common stock having a market value of twice the right's exercise price. Additionally, if we are acquired in a merger or other business combination, each right other than those held by the surviving or acquiring company will entitle its holder to purchase, at the right's exercise price, shares of the acquiring company's common stock (or our stock if we are the surviving corporation) having a market value of twice the right's exercise price. Each one-one thousandth of a share of Series A Participating Cumulative Preferred Stock will be entitled to dividends and to vote on an equivalent basis with one share of our common stock.

     Rights may be redeemed at the option of the board of directors for $.01 per right at any time before the earlier of any time there is an acquiring person or the tenth anniversary of the date of the plan. The board of directors may amend the rights at any time without shareholder approval. The rights will expire by their terms on May 15, 2006.

CERTAIN PROVISIONS OF ASHLAND'S RESTATED ARTICLES

     In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for our board of directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. Applicable law, the restated articles and the applicable rules of the stock exchanges upon which the common stock is listed may limit this authority. The consent of the holders of common stock would not be required for any issuance of preferred stock like this.

     The restated articles incorporate in substance certain provisions of the Kentucky Business Corporation Act to require certain approvals as a condition to mergers and certain other business combinations involving us and a 10% shareholder unless (a) the transaction is approved by a majority of our continuing directors or (b) certain minimum price and procedural requirements are met. Those approvals include the approval of the holders of at least 80% of our voting stock, plus two-thirds of the voting stock other than voting stock owned by the 10% shareholder. In addition, the Kentucky Business Corporation Act includes a standstill provision which precludes a business combination from occurring with a 10% shareholder, notwithstanding any vote of shareholders or price paid, for a period of five years after the date that 10% shareholder becomes a 10% shareholder, unless a majority of our independent directors approves the combination before that date.

The restated articles also provide that

o        our board of directors is classified into three classes,

o a director may be removed from office without cause only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock,

o our board of directors may adopt by-laws concerning the conduct of, and matters considered at, meetings of shareholders, including special meetings,

o the by-laws and certain provisions of the restated articles may be amended only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock and

o        the by-laws  may be adopted or amended by our board of  directors.
         However, the by-laws adopted in this fashion may be amended or repealed by affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT ASHLAND

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement relating to this prospectus and prior to effectiveness of that registration statement, and any future such filings until our offering is completed:


(a)      Annual  Report  on  Forms  10-K  and  10-K/A  for the  year  ended
         September 30, 2002;

(b) Quarterly Reports on Form 10-Q's for the quarters ended December 31, 2002 and March 31, 2003;

(c) the description of our common stock, par value $1.00 per share, set forth in the Registration Statement on Form 10, as amended in its entirety by the Form 8 filed with the SEC on May 1, 1983; and

(d)      the   description  of  Ashland's   Rights  to  Purchase  Series  A
         Participating   Cumulative  Preferred  Stock,  set  forth  in  the
         Registration Statement on Form 8-A dated May 16, 1996.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address (or by visiting our website at www.ashland.com):

                          Office of the Secretary
                                Ashland Inc.
                        50 E. RiverCenter Boulevard
                                P.O. Box 391
                          Covington, KY 41012-0391
                                859-815-3333

     We have authorized no one to provide you with information different from the information incorporated by reference or provided in this prospectus or the prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted.

                                    THE PLAN
GENERAL PLAN INFORMATION

     Marathon Ashland Petroleum LLC, or MAP, is a joint venture between Marathon Oil Company, a subsidiary of Marathon Oil Corporation, and Ashland. Our management determined that it would be in our best interest that certain MAP officers and employees have an ownership interest in Ashland. On September 19, 2002 our board of directors approved the grant of 296,385 options to purchase our common stock to 426 officers and employees of MAP. Throughout this prospectus, we will refer to the stock options as the "MAP stock options," the MAP employees that were granted MAP stock options as the "recipients" and our Personnel and Compensation Committee as the "Committee." We granted the MAP stock options under the terms and conditions of the notices of grant and the Ashland Inc. Stock Option Plan for Employees of Joint Ventures, a plan, approved by our board of directors on September 17, 1998, specifically designated to grant options to employees of joint ventures in which we have an interest. The MAP stock options supplement stock options and/or restricted stock granted to the recipients by Marathon Oil Company in amounts recommended by the MAP Executive Committee.

     This section contains a summary of all material terms and provisions of the Ashland Inc. Stock Option Plan for Employees of Joint Ventures and is not complete. You should refer to the documents relating to the plan which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If necessary, we will in the future provide supplemental material to update the available information with respect to the plan, the MAP stock options and the underlying shares of our common stock to holders of MAP stock options.

     The plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Participants under the plan may obtain additional information regarding the plan and its administration from the Office of the Secretary, Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, KY 41012-0391. The Secretary's Office may also be reached by phone at 859-815-3333.

PURPOSE OF THE PLAN

     The principal purpose of the plan is to promote our interests and those of our shareholders by attracting and retaining management personnel whose training, experience and abilities contribute to the success of MAP or another joint venture in which we have an interest and which our board of directors designates as being governed by the plan. To achieve this purpose, we may in our discretion grant MAP stock options to selected MAP officers and employees. A recipient of the MAP stock options will have the right to purchase our common stock at a price and on terms to be specified by the Committee or determined in some other manner under the plan.

ADMINISTRATION

     The Committee will administer the plan. Mannie L. Jackson, Patrick F. Noonan, W.L. Rouse, Jr., T. M. Solso and Michael J. Ward presently serve on the Committee.

ELIGIBILITY AND GRANT OF MAP STOCK OPTIONS

     The MAP Executive Committee recommends to the Committee certain regular, full-time or part-time employees of MAP to participate in the plan. The Committee selects the MAP employees to receive an award of MAP stock options under the plan. The MAP stock options to which this prospectus relates were granted to the recipients on September 19, 2002. Under the notices of grant, none of the rights and obligations of the recipients, including under the vesting provisions or other terms of the notices of grant or the plan, will be affected by the transfer of any of the recipients from MAP to Ashland or from MAP to another unit of Marathon Oil Corporation. Under the notices of grant, by accepting the award of MAP stock options, the recipients agree to remain at MAP for a period of at least one year from the date of the award although this does not in any way confer from Ashland to any recipient any right to continue employment with MAP or affect any existing right of MAP to terminate any recipient.

ANNUAL REPORT TO OPTIONEES

     Recipients receive, on an annual basis, a report from Ashland as to the amount and status of their MAP stock options.

EXERCISE PRICE

     Under the plan, the exercise price for the underlying Ashland common stock that will be issued for each MAP stock option will be fixed by the Committee at the time the option is granted. The Committee determined that exercise price for the options to be the fair market value per share of our common stock on the date of grant. The Committee further determined fair market value to be the closing price per share of our common stock on the New York Stock Exchange composite tape on the date of grant, which was $28.13 on September 19, 2002.

ACCEPTANCE OF AWARDS

     By accepting any award of MAP stock options under the plan, each recipient will be conclusively deemed to have indicated his or her acceptance and ratification of and consent to any action that we, our board of directors or the Committee may have taken with respect to the plan, including any amendment of the plan by the board of directors or the Committee. The terms of this provision will also be deemed to apply to each personal representative or beneficiary claiming under or through the recipient, as those individuals are defined under the plan.

NOTICE OF GRANT

     Each MAP stock option will, at our discretion and as directed by the Committee, be evidenced by a notice of grant between the recipient and us. The notice of grant will contain those terms and conditions that the Committee determines and that are consistent with the plan.

VESTING

     Unless the Committee determines otherwise, each MAP stock option will provide that its recipient may not wholly or partially exercise the option for a period of one year after the date of the option's grant. Each MAP stock option will vest in accordance with the terms of the notice of grant provided to each recipient. With the exception of 82,785 options which vest based upon the performance of MAP, 50% of the MAP stock options granted to a recipient will vest on the first anniversary of the grant date, an additional 25% will vest on the second anniversary of the grant date and the remaining 25% will vest on the third anniversary of the grant date.

EXERCISE OF MAP STOCK OPTIONS AND PAYMENT

     A stock option may be exercised by written notice to us. The written notice must be consistent with the terms of the notice of grant relating to the MAP stock option and must be accompanied by payment of the full exercise price for the underlying shares of our common stock which the holder of the MAP stock option chooses to exercise. The exercise price for any shares purchased may be paid in cash, in shares of our common stock previously owned by the holder, partly in cash and partly in our common stock or in such other consideration as shall constitute lawful consideration for the issuance of common stock (including, but not limited to, a "cashless exercise"), as the Committee, in its sole discretion, may determine. There are no restrictions on the resale of the Ashland common stock acquired as a result of the exercise of a MAP stock option.

     In order to assure compliance with the securities laws, during any time that the registration statement of which this prospectus is a part is not effective, the Committee may require evidence of a type and degree it considers necessary to establish that the underlying shares of common stock are being purchased for investment only and not with a view to, or for sale in connection with, a distribution. As used in this context, "distribution" is defined under the Securities Act. If this prospectus is not then part of an effective registration statement, the Committee may further require legends on the certificates representing the underlying shares.

     As a condition to the transfer of a certificate representing those shares, the Committee may obtain those agreements or undertakings that it considers necessary or advisable to assure compliance with any provision of the plan or any law or regulation.

CANCELLATION OF MAP STOCK OPTION

     The Committee has the right in its sole discretion and without the option holder's consent to cancel a MAP stock option granted under the plan, whether vested or not, at any time. If the Committee does so, it will cause us to pay the recipient holding the canceled option an amount determined by using the Black-Scholes or some other valuation method generally accepted and used by nationally recognized executive compensation consulting firms. The Committee will determine whether we make the buyout payments under this provision in cash, in shares of our common stock or partly in cash and partly in common stock. Buyout payments will be made net of any applicable foreign, federal (including FICA), state or local withholding taxes.

TRANSFERABILITY

     Unless our board of directors or the Committee directs otherwise, the rights and interest of a recipient may not wholly or partially be assigned or transferred directly, by operation of law or in some other manner, including but not limited to the following: execution, levy, garnishment, attachment, pledge or bankruptcy. No recipient's rights or interest under the plan will be assigned or transferred because of any obligation or liability of that recipient. The sole exception to this provision is that the recipient's rights and interest under the plan may pass by will or the laws of descent and distribution in the event of the recipient's death.

RESERVE OF COMMON STOCK

     Shares of our common stock to be issued upon the exercise of MAP stock options will be from authorized but unissued shares. If any MAP stock option or a part of a MAP stock option expires, terminates or is canceled or surrendered for any reason without having been fully exercised, the shares relating to the unexercised portion of the MAP stock option may again be subject to the grant of MAP stock options under the plan.

TERM OF THE PLAN

     The plan became effective on September 17, 1998, the date of the plan's approval by our board of directors. Each MAP stock option will have a fixed expiration date of not later than ten years and one month from the option's date of grant, unless the option is canceled or the plan is terminated before the fixed expiration date. Each of the MAP stock options will expire on October 19, 2012, if not terminated earlier as provided below.

TERMINATION OF EMPLOYMENT

     The plan provides that the Committee will decide when and the terms under which a recipient (or his beneficiaries or legal personal representative, as the case may be, as those terms are defined in the plan) who dies, becomes disabled or retires or leaves MAP employment may continue to exercise vested MAP stock options. The Committee will also decide the extent to which unvested MAP stock options will vest for those recipients. Under the notices of grant, in the event of a recipient's retirement from MAP or death or disability while employed by MAP, Ashland or another unit of Marathon Oil Corporation, the MAP stock option may be exercised until its expiration date. That option may be exercised for the number of shares which the recipient could have acquired under the option immediately prior to the retirement, death or disability.

     The plan provides that if the employment of a recipient terminates before the end of the one year vesting period for the options or any other period determined by the Committee, then those options will immediately terminate. Under the notices of grant, a recipient, after terminating employment from MAP, Ashland or another unit of Marathon Oil Corporation for a reason other than retirement, death or disability, may exercise any MAP stock option until the earlier of 30 days after termination or the expiration date of the option. That option may be exercised for the number of shares which the recipient could have acquired under the option immediately prior to termination.

ADJUSTMENTS

     The kind of shares that we may issue under the plan and the kind of shares underlying or the exercise price for any outstanding MAP stock options will be automatically adjusted to maintain the proportionate interest of any recipient who received MAP stock options before any of the following types of events: a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, exchange of shares, split-up, split-off, spin-off, liquidation or any distribution to holders of our common stock other than cash dividends. Any adjustment under this provision will be conclusive and binding for all purposes of the plan.

AMENDMENT

     Our board of directors or the Committee may at any time terminate, modify or amend the plan in those respects it deems advisable and as permitted by law.

TYPE OF STOCK OPTION

     The MAP stock options will be nonqualified stock options and will not be entitled to tax treatment as incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended.

LISTING

     The shares of our common stock underlying the MAP stock options have been listed on the New York Stock Exchange and the Chicago Stock Exchange.

                      FEDERAL INCOME TAX CONSEQUENCES

     The following brief description of the tax consequences of awards under the plan is based on Federal tax laws currently in effect and does not purport to be a complete description of such Federal tax consequences.

     If shares are issued to the original holder of a nonqualified option that is granted and exercised in accordance with the plan, then:

o no income will be recognized by the holder at the time of grant of the option;

o upon exercise of the option the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value, at the time of exercise, of the shares acquired over the option price;

o subject to the limitation described below, we will be entitled to a deduction at the same time and in the same amount as the holder has income under the preceding item; and

o upon a sale of the shares acquired, the holder will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on the sale and the tax basis of the shares sold.

     Assuming that the payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the date of exercise, but not less than the option price, and their holding period will begin on the day after the tax basis of the shares is determined in this manner.

     If the optionee uses previously owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the previously owned shares. The holder's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the date of exercise but not less than the amount of cash used in payment, and the holding period for the additional shares will begin on the day after the tax basis of the shares is determined in this manner. In order to facilitate recordkeeping by optionees, when an option is exercised with previously owned shares, we will deliver separate stock certificates to the optionee representing the shares surrendered and the additional shares to which the optionee is entitled as a result of the exercise.

     In addition to the Federal income tax consequences described above, the acquisition, ownership or disposition of a MAP stock option or shares acquired upon the exercise of a MAP stock option may have tax consequences under various state or foreign laws that may be applicable to certain option holders. Since these tax consequences, as well as the Federal income tax consequences described above, may vary from holder to holder depending upon the particular facts and circumstances involved, each holder should consult his or her own tax advisor with respect to the Federal income tax consequences of the grant or exercise of a MAP stock option, and also with respect to any tax consequences under applicable state or foreign law. Ashland will not withhold more than the statutorily required amounts for federal, state and local taxes.

                            PLAN OF DISTRIBUTION

     We will offer the underlying shares of our common stock directly to the recipients under the terms of the plan. We will pay all expenses relating to the offer and sale to the recipients of the shares of our common stock underlying the MAP stock options. Recipients will not incur any commissions, fees or other charges or expenses in connection with the offer of securities covered by this prospectus.

                               LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon by David L. Hausrath, Esq., Vice President and General Counsel of Ashland. Mr. Hausrath beneficially owns 71,851 shares of our common stock (including common stock units held in our deferred compensation plan and shares of common stock with respect to which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options).

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

         Filing Fee for Registration Statement     $  676.00
         Accounting Fees and Expenses              $6,100.00
         Stock Exchange Listing Fees               $2,982.00
                                                   ---------
         Total                                     $9,758.00
                                                   =========

     All of the above amounts, other than the Commission filing fee and the Stock Exchange listing fees, are estimates only.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation. Under Kentucky law, the provisions of a company's articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute. We have elected to indemnify our officers and directors pursuant to our Restated Articles, our By-laws and by contract rather than to have such indemnification governed by the statutory provisions.

     Article X of the Restated Articles permits, but does not require, us to indemnify our directors, officers and employees to the fullest extent permitted by law. Our By-laws require indemnification of our officers and employees under certain circumstances. We have entered into indemnification contracts with each of our directors that require indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

     We have purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) us against certain costs which we might be required to pay by way of indemnification to our directors or officers under our Restated Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by us. In addition, we have purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which we, or the fiduciaries under our employee benefit plans, which may include our directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement:

3.1 Third Restated Articles of Incorporation, as amended effective July 17, 2002 (incorporated by reference to Exhibit 3 to Ashland's Form 10-Q for the quarter ended June 30, 2002).

3.2 By-laws, as amended effective November 15, 2002 (incorporated by reference to Exhibit 3.2 to Ashland's Form 10-K for the fiscal year ended September 30, 2002).

4 Form of Certificate of Common Stock, par value $1.00 per share (incorporated by reference to Exhibit 4 to Registration Statement No. 333-54762, filed with the Commission on May 24, 2001).

*5       Opinion of David L. Hausrath, Esq.

*10.1    Ashland Inc. Stock Option Plan for Employees of Joint Ventures.

*10.2    Form of Notice of Grant of Non-Qualified Stock Option.

*10.3 Form of Notice of Grant of a Restoration Non-Qualified Performance Based Stock Option.

*10.4    Form of Notice of Grant of Non-Qualified  Performance  Based Stock
         Option.

*23.1    Consent of Ernst & Young LLP.

*23.2    Consent of PricewaterhouseCoopers LLP.

*23.3    Consent of David L.  Hausrath,  Esq.  (included as part of Exhibit
         5).

*24      Power  of  Attorney,   including   resolutions  of  the  board  of
         directors.

*Filed herewith.


ITEM 17. UNDERTAKINGS.

(A) Ashland hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(l)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Ashland pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (B) Ashland hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Ashland's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ashland pursuant to the foregoing provisions, or otherwise, Ashland has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ashland of expenses incurred or paid by a director, officer or controlling person of Ashland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ashland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Ashland certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, Commonwealth of Kentucky, on May 20, 2003.


                                                ASHLAND INC.,


                                                By: /s/ David L. Hausrath
                                                   ----------------------
                                                   David L. Hausrath
                                                   Vice President and
                                                   General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 20, 2003.

     Signature                                         Title
     ---------                                         -----
        *                                  Chairman of the Board and Chief
        --                                       Executive Officer
 James J. O'Brien                           (Principal Executive Officer)

        *                                  Senior Vice President and Chief
        --                                       Financial Officer
 J. Marvin Quin                             (Principal Financial Officer)

        *                                    Administrative Vice President
        --                                         and Controller
 Kenneth L. Aulen                            (Principal Accounting Officer)

        *                                                      Director
        --
 Ernest H. Drew

        *                                                      Director
        --
 Roger W. Hale

        *                                                      Director
        --
 Bernadine P. Healy

        *                                                      Director
        --
 Mannie L. Jackson

        *                                                      Director
        --
Patrick F. Noonan

        *                                                      Director
        --
Jane C. Pfeiffer

        *                                                      Director
        --
 William L. Rouse, Jr.

        *                                                      Director
        --
 George A. Schaefer, Jr.

        *                                                      Director
        --
Theodore M. Solso

        *                                                      Director
        --
Michael J. Ward


*By :/s/ David L. Hausrath
     ---------------------
     David L. Hausrath
     Attorney-in-fact

* Original power of attorney authorizing, James J. O'Brien, David L. Hausrath and Linda L. Foss and each of them to sign the Registration Statement and amendments thereto on behalf of the above-mentioned directors and officers of Ashland has been filed with the Commission as Exhibit 24 to the Registration Statement.

                               EXHIBIT INDEX

5        Opinion of David L. Hausrath, Esq.

10.1     Ashland Inc. Stock Option Plan for Employees of Joint Ventures.

10.2     Form of Notice of Grant of Non-Qualified Stock Option.

10.3 Form of Notice of Grant of a Restoration Non-Qualified Performance Based Stock Option.

10.4     Form of Notice of Grant of Non-Qualified  Performance  Based Stock
         Option.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of David L.  Hausrath,  Esq.  (included as part of Exhibit
         5).

24       Power  of  Attorney,   including   resolutions  of  the  board  of
         directors.